Exhibit b.2

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED BY-LAWS

OF

NUVEEN CLOSED-END FUNDS

ORGANIZED AS

MASSACHUSETTS BUSINESS TRUSTS

This Amendment No. 1 (this “Amendment”) to the By-Laws of Nuveen Closed-End Funds organized as Massachusetts business trusts, amended and restated as of October 5, 2020 (the “By-Laws”) and applicable to each Nuveen Closed-End Fund listed on Exhibit A to the By-Laws (each, a “Fund”), is made as of February 24, 2022, in accordance with Article X of the By-Laws. Capitalized terms used herein and not otherwise herein defined are used as defined in the By-Laws.

WHEREAS, a shareholder of certain Funds (the “Subject Funds”) filed a civil complaint in the U.S. District Court for the Southern District of New York (the “District Court”) against the Subject Funds, in which it asserted a claim for rescission under the 1940 Act and a declaratory judgment claim which both alleged that Article IX of the By-Laws violates Section 18(i) of the 1940 Act; and

WHEREAS, on February 18, 2022, the District Court granted judgment in favor of the plaintiff shareholder’s claim for rescission of Article IX of the By-Laws and on the plaintiff shareholder’s declaratory judgment claim, and declared that Article IX of the By-Laws violates Section 18(i) of the 1940 Act.

NOW THEREFORE

1.	The By-Laws of the Funds are hereby amended as follows:

(a)	Article IX of the By-Laws shall be of no force and effect with respect to the Funds for so long as the judgment of the District Court is effective.

(b)

If the judgment of the District Court is reversed, overturned, vacated, stayed, or otherwise nullified, Article IX of the By-Laws shall be automatically reinstated and apply to any beneficial owner of Common Shares acquired in a Control Share Acquisition, as defined in Section 9.1 of the By-Laws, regardless of whether such Control Share Acquisition occurred before or after such reinstatement, for the duration of the stay or upon issuance of the mandate reversing, overturning, vacating, or otherwise nullifying the judgment of the District Court.

2.

For the avoidance of doubt, and pursuant to Section 6.9 of the By-Laws, the remainder of the By-Laws not otherwise addressed herein remain in full force and effect; and the By-Laws, as amended by this Amendment, are hereby ratified and affirmed.